DERMA SCIENCES
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                                                            News Release

FOR RELEASE APRIL 14, 1998 AT 7:30AM EDT
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Contact:  Allen & Caron Inc.       or        Edward J. Quilty, Chairman
          Mark Alvino (Investors)            Derma Sciences, Inc.
          212-698-1360                       609-514-4744
          Owen Daley (media)
          714-252-8440

              SRINI CONJEEVARAM APPOINTED TO DERMA SCIENCES BOARD

PRINCETON, NJ (April 14, 1998)...Derma Sciences, Inc. (Nasdaq:DSCI) announced today that Srini Conjeevaram, 39, an experienced finance executive, has been appointed to its Board of Directors. Conjeevaram is currently a General Partner and the Chief Financial Officer of Galen Associates, a healthcare venture capital firm, and also serves as a Director of Halsey Drug Company (AMEX:HDG). Prior to his affiliation with Galen Associates, he was in Corporate Finance at Smith Barney.

        Derma Sciences Chairman Edward J. Quilty commented, "Srini Conjeevaram brings to the Board a significant collection of senior executive experience in healthcare financing and an engineer's operations-oriented and implementation-oriented approach to business. He will add measureably to the Board's resources, and the management and Directors of Derma Sciences look forward to calling on Srini's experience and insight as the Company builds for the future."

        Conjeevaram graduated from Madras University, Madras, India. He received a Master of Science degree in Mechanical Engineering from Stanford University and a Master of Business Administration in Finance from Indiana University. He resides with his wife in Bronxville, N.Y.

        Derma Sciences, Inc is engaged in the development, marketing and sales of topical nutrient-based would care products using its proprietary zinc formulation for the management of certain chronic, non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.